CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PRIMECAP Odyssey Funds of our report dated December 15, 2025, relating to the financial statements and financial highlights of PRIMECAP Odyssey Stock Fund, PRIMECAP Odyssey Growth Fund, and PRIMECAP Odyssey Aggressive Growth Fund, which appears in PRIMECAP Odyssey Funds’ Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the heading "Independent Registered Accounting Firm" and “Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

/s/ Pricewaterhouse?Coopers LLP
Los Angeles, California June 18, 2026